NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:	Marcel Martin Chief Financial Officer and Vice President of Finance Haynes International, Inc. 765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS SECOND-QUARTER FISCAL 2008 FINANCIAL RESULTS

•	Net revenues of $163.8 million for the second quarter of fiscal 2008, an increase of $26.4 million over the second quarter of fiscal 2007.

•
Net income of $15.1 million, or $1.25 per diluted share, for the second quarter of fiscal 2008, compared to net income of $17.4 million, or $1.63 per diluted share, for the second quarter of fiscal 2007.

•	Net revenues of $309.8 million for the six months ended March 31, 2008, an increase of $52.0 million over the same period of fiscal 2007.

•
Net income of $28.9 million, or $2.41 per diluted share, for the six months ended March 31, 2008, compared to net income of $30.6 million, or $2.91 per diluted share, for the same period of fiscal 2007.

•	Backlog increased by $6.7 million, or 2.7%, for the three months ended March 31, 2008, to finish at $254.5 million from $247.8 million at December 31, 2007.

KOKOMO, IN, May 8, 2008 - Haynes International, Inc. (Nasdaq GM: HAYN) today reported net revenues of $163.8 million and net income of $15.1 million, or $1.25 per diluted share, for the three months ended March 31, 2008 and net revenues of $309.8 million and net income of $28.9 million, or $2.41 per diluted share, for the six months ended March 31, 2008.

“We are satisfied with the operating results from the second quarter and first six months of fiscal 2008. Overall volume increased and demand was strong in all of our end-markets. While the competitive environment, the planned outages related to our capital upgrade program and increased raw material costs continue to be a challenge, we were able to improve operating results from the first quarter of fiscal 2008 to the second quarter, considering the effect of the favorable pension adjustment in the first quarter. We also improved our working capital management,” said Francis Petro, Haynes’ President and Chief Executive Officer.

Commenting on the outlook for fiscal 2008 and forward, Mr. Petro said, “We expect the demand for high performance alloy products to be positively driven by the continuation of favorable trends in all of our significant end markets. In addition to the favorable demand outlook, we anticipate that our capital upgrade program will increase our production capacity to satisfy expected market growth, as well as reduce the manufacturing costs associated with these products.”

Quarterly Results
Net revenues increased by $26.4 million, or 19.2%, to $163.8 million in the second quarter of fiscal 2008 from $137.3 million in the same period of fiscal 2007. Volume for all products increased by 6.2% to 6.1 million pounds in the second quarter of fiscal 2008 from 5.7 million pounds in the same period of fiscal 2007. Volume of high-performance alloys increased by 16.3% to 6.0 million pounds in the second quarter of fiscal 2008 from 5.2 million pounds in the same period of fiscal 2007. As a result of the Company’s strategy to focus on the production and sale of high-performance alloy wire, volume of stainless steel wire decreased to 0.1 million pounds in the second quarter of fiscal 2008 from 0.5 million pounds in the same period of fiscal 2007. It is anticipated that there will continue to be a recurring amount of stainless steel wire produced and sold into certain specialty markets. The aggregate average selling price per pound increased by 12.3% to $26.94 per pound in the second quarter of fiscal 2008 from $23.99 per pound in the same period of fiscal 2007 because of changes in product mix (including market, form and alloy), an increased level of service center value-added business (which also reflects a higher average cost per pound) and higher raw material prices. Although nickel prices were lower in the second quarter of fiscal 2008 than in the same period of fiscal 2007, prices rose for other raw materials which are significant in the manufacture of the Company's products, such as molybdenum, cobalt and chromium.

Cost of sales increased to $127.9 million, or 78.1% of net revenues, in the second quarter of fiscal 2008, compared to $97.0 million, or 70.6% of net revenues, in the same period of fiscal 2007. Cost of sales in the second quarter of fiscal 2008 grew as a result of increased volumes, increased manufacturing costs due to equipment outages, increased costs of certain raw materials, and product mix due to an increase in the production and sale of higher-cost alloy and forms. In addition, labor costs increased in the second quarter of fiscal 2008 compared to the same period in fiscal 2007 due to increased wage rates for union employees and increased fringe benefit costs. The increase in cost of sales as a percentage of net revenues (and the corresponding decline in gross profit as a percent of net revenue) can also be attributed to increased competition (which lowered net revenue) and planned equipment outages. The gross profit as a percentage of net revenue was 21.9% in the second quarter of fiscal 2008 compared to 23.4% in the first quarter of fiscal 2008. The decline in gross profit as a percentage of net revenue in the second quarter of fiscal 2008 compared to the first quarter of fiscal 2008 should be analyzed in light of the fact that the first quarter of fiscal 2008 included a one-time benefit of $3.7 million related to the pension curtailment gain. Adjusting for this gain the gross profit as a percentage of net revenue has improved in the second quarter of fiscal 2008 when compared to the first quarter of fiscal 2008.

Selling, general and administrative expenses increased $1.2 million or 13.6% to $10.1 million in the second quarter of fiscal 2008 from $8.9 million in the same period of fiscal 2007 due to: (i) higher business activity causing commissions and sales expenses to increase $1.1 million, and (ii) the prior year (fiscal 2007) reduction in allowance for doubtful accounts of $0.5 million to reflect the favorable write-off history. These increases were partially offset by a decrease in stock compensation expense of $0.4 million. Selling, general and administrative expenses as a percentage of net revenues decreased to 6.1% in the second quarter of fiscal 2008 compared to 6.5% for the same period of fiscal 2007 due primarily to increased revenues.

Research and technical expense increased 7.4% to $0.84 million in the second quarter of fiscal 2008 from $0.78 million in the same period of fiscal 2007 due to normal inflationary increases and increased staff levels required to support the transition of retiring employees.

Operating income in the second quarter of fiscal 2008 was $25.0 million compared to $30.7 million in the same period of fiscal 2007.

Interest expense decreased 75.0% to $0.3 million in the second quarter of fiscal 2008 from $1.3 million in the same period of fiscal 2007. The decrease is from a lower average debt balance outstanding resulting from: (i) the Company's application of proceeds from the equity offering that occurred near the end of the second quarter of fiscal 2007, (ii) cash generated from operations, and (iii) proceeds from the exercise of stock options which were used to reduce the outstanding debt balance.

Income tax expense decreased to $9.6 million in the second quarter of fiscal 2008 from $12.0 million in the same period of fiscal 2007 primarily due to lower pretax income. The effective tax rate for the second quarter of fiscal 2008 was 39.0% compared to 40.9% in the same period of fiscal 2007. The decrease in the effective tax rate is primarily attributable to: (i) lower taxable income in the U.S. at a higher tax rate compared to foreign taxable income at a lower rate, (ii) a higher Internal Revenue Code Section 199 manufacturer’s deduction (which provides a deduction for manufacturing activities in the U.S.), and (iii) higher foreign tax credits available. It is expected that the effective tax rate for fiscal 2008 will be between 38.0% and 39.0%.

Net income decreased by $2.3 million to $15.1 million in the second quarter of fiscal 2008 from $17.4 million in the same period of fiscal 2007.

Results for six months ended March 31, 2008
Net revenues increased by $52.0 million, or 20.2%, to $309.8 million in the first six months of fiscal 2008 from $257.8 million in the same period of fiscal 2007. Volume for all products increased by 0.9% to 11.3 million pounds in the first six months of fiscal 2008 from 11.2 million pounds in the same period of fiscal 2007. Volume of high-performance alloys increased by 10.9% to 11.0 million pounds in the first six months of fiscal 2008 from 10.0 million pounds in the same period of fiscal 2007. As a result of the Company's strategy to reduce production of stainless steel wire and increase production of high-performance alloy wire, volume of stainless steel wire decreased to 0.2 million pounds in the first six months of fiscal 2008 from 1.2 million pounds in the same period of fiscal 2007. It is anticipated, however, that there will continue to be a recurring amount of stainless steel wire produced and sold into certain specialty markets. The aggregate average selling price per pound increased by 19.1% to $27.45 per pound in the first six months of fiscal 2008 from $23.06 per pound in the same period of fiscal 2007 because of changes in product mix (including market, form and alloy), an increased level of service center value-added business (which also reflects a higher average cost per pound), and higher raw material prices. Although nickel prices were lower in the first six months of fiscal 2008 than in the same period of fiscal 2007, prices rose for other raw materials which are significant in the manufacture of the Company's products, such as molybdenum, cobalt and chromium.

Cost of sales increased to $239.7 million, or 77.4% of net revenues, in the first six months of fiscal 2008, compared to $183.8 million, or 71.3% of net revenues, in the same period of fiscal 2007. The increase in cost of sales as a percentage of net revenue can also be attributed to the same factors addressed above in the discussion of results for the quarter.

Selling, general and administrative expenses increased $1.8 million to $20.1 million in the first six months of fiscal 2008 from $18.3 million for the same period of fiscal 2007 due to: (i) higher business activity causing commissions and sales expenses to increase by $2.1 million, and (ii) the prior year (fiscal 2007) reduction in allowance for doubtful accounts of $0.4 million to reflect the favorable write-off history. These increases were partially offset by a decrease in stock compensation expense of $0.7 million. Selling, general and administrative expenses as a percentage of net revenues decreased to 6.5% in the first six months of fiscal 2008 compared to 7.1% for the same period of fiscal 2007 due primarily to increased level of revenues.

Research and technical expense increased to $1.7 million in the first six months of fiscal 2008 from $1.5 million the same period of fiscal 2007 due to normal inflationary increases and also increased staff levels required to support the transition of retiring employees.

Operating income in the first six months of fiscal 2008 was $48.3 million compared to $54.2 million in the same period of fiscal 2007.

Interest expense decreased to $0.8 million in the first six months of fiscal 2008 from $3.1 million for the same period of fiscal 2007. The decrease is from a lower average debt balance outstanding resulting from: (i) the Company's application of proceeds from the equity offering that occurred near the end of the second quarter of fiscal 2007, (ii) cash generated from operations, and (iii) proceeds from the exercise of stock options which were used to reduce the outstanding debt balance.

Income tax expense decreased to $18.6 million in the first six months of fiscal 2008 from $20.5 million in the same period of fiscal 2007. The effective tax rate for the first six months of fiscal 2008 was 39.2% compared to 40.2% in the same period of fiscal 2007. The decrease in the effective tax rate is primarily attributable to: (i) lower taxable income in the U.S. at a higher tax rate compared to foreign taxable income at a lower rate, (ii) a higher Internal Revenue Code Section 199 manufacturer’s deduction (which provides a deduction for manufacturing activities in the U.S.), and (iii) higher foreign tax credits available. It is expected that the effective tax rate for fiscal 2008 will be between 38.0% and 39.0%.

Net income decreased by $1.7 million, or 5.5% to $28.9 million in the first six months of fiscal 2008 from $30.6 million in the same period of fiscal 2007.

Comparative Cash Flow Analysis
During the first six months of fiscal 2008, the Company’s primary sources of cash were cash from operations, borrowings under its U.S. revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central) and proceeds from the exercise of stock options (including related tax benefits). At March 31, 2008, Haynes had cash and cash equivalents of approximately $11.5 million compared to cash and cash equivalents of approximately $5.7 million at September 30, 2007.

Net cash provided by operating activities was $12.1 million in the first six months of fiscal 2008 compared to $37.5 million in the same period of fiscal 2007. Several items contributed to the difference. First, cash provided by operating activities in the first six months of fiscal 2007 included the proceeds of the $50.0 million up-front payment received from Titanium Metals Corporation as a result of the Conversion Services Agreement entered into in that period. Second, inventory balances (net of foreign currency adjustments) at March 31, 2008 were $15.5 million higher than at September 30, 2007, as a result of both planned and unplanned outages and increased levels of inventory required to support an increased sales level in the first six months of fiscal 2008 as compared to the first six months of fiscal 2007. Third, cash generated from a decrease in accounts receivable was $4.3 million. Net cash used in investing activities was $9.2 million in the first six months of fiscal 2008 compared to $6.1 in the first six months of fiscal 2007, primarily as a result of the ongoing capital upgrade program. Net cash used in financing activities included a reduction in borrowings on the revolving credit facility by $0.6 million as a result of cash generated from operations and proceeds from exercise of stock options (including excess tax benefits) of $3.4 million.

Backlog
The Company’s consolidated backlog increased by $18.2 million, or 7.7%, to $254.5 million at March 31, 2008 from $236.3 million at September 30, 2007.

Completion of Key Capital Projects
Beginning in fiscal 2006, the Company began making significant investments in order to increase capacity in its sheet finishing operations, including upgrades to its cold rolling mill and one of two annealing lines, which were completed in fiscal 2007. The first phase of upgrades to its second annealing line were completed in the second quarter and the second phase of upgrades are intended to be completed in the third quarter of fiscal 2008, which will complete the necessary upgrades to the sheet finishing operations required to increase production capacity for high-performance alloys in sheet form from 9.0 million pounds per year to 14.0 million pounds per year. This is expected to result in total high-performance alloy production capacity of 23.5 million pounds per year. The Company believes it will achieve its objective of producing and selling 23.5 million pounds of high-performance alloys by fiscal 2010. Management anticipates continuing to invest in the Company's equipment. The Company spent approximately $9.4 million in the first six months of fiscal 2008 on capital improvements. Total planned fiscal 2008 capital spending is targeted at approximately $15.0 million, of which approximately $5.0 million is attributable to recurring capital maintenance projects.

Outlook
The main projects for fiscal 2008 include continuing the upgrade of the annealing line at the Kokomo, Indiana facility and the new pilger mill at the Arcadia, Louisiana facility. The first phase of the upgrade on the number one electric annealing line is completed. The second phase of the upgrade started in April 2008 and is expected to finish in June 2008. Although management believes that fiscal 2008 will show growth in high-performance alloy volumes, the total year-to-year increase from fiscal 2007 to fiscal 2008 may not equal the year-to-year growth seen from fiscal 2006 to fiscal 2007. In addition to increasing capacity, management also believes that the completion of its current capital projects and the related improvements in reliability and performance of the equipment will have a positive long-term effect on profitability and working capital management. In addition, the installation of our new pilger mill, which will expand our capacity to produce titanium tubing, is going well, and the mill is expected to be operational by the end of May, 2008. Overall, we expect net revenue for fiscal 2008 will be higher than net revenue for fiscal 2007. The gross margin percentage is expected to improve over the course of fiscal 2008 with the last quarter of this year reflecting a gross margin of approximately 25.0% due to the anticipated improvement in the stainless steel market and completion of the annealing line project.

Although the current order entry activity for the Company continues to be strong, a slowdown in overall global economic growth, an economic downturn or recession could materially reduce the demand for the Company's products and materially and adversely affect its business.

Earnings Conference Call
The Company will host a conference call on Friday, May 9, 2008 to discuss its second quarter financial results for the periods ended March 31, 2008. The Company’s Second Quarter 10-Q will be filed on Thursday, May 8, 2008. Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date: Time:	Friday, May 9, 2008 9:00 a.m. Eastern Time 8:00 a.m. Central Time 7:00 a.m. Mountain Time 6:00 a.m. Pacific Time

Dial-In Numbers:	877-407-8033 (Domestic) 201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Friday, May 9th at 11:00 a.m. Eastern Time, through 11:59 p.m. Eastern Time on Friday, May 16, 2008. To listen to the replay, please dial:

Domestic: International: Replay Access:	877-660-6853 201-612-7415 Account: 286	Conference: 283138

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International
Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements
This news release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, particularly under the “Outlook” section above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its Form 10-K for the fiscal year ended September 30, 2007 and its Form 10-Q for the fiscal quarter ended March 31, 2008. You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following:

•	Commercialization of new production capacity;
•	Any significant decrease in customer demand for our products or in demand for our customers' products;
•	Our dependence on production levels at our Kokomo facility and our ability to make capital improvements at that facility;
•	Rapid increases in the cost of nickel, energy and other raw materials;
•	Our ability to continue to develop new commercially viable applications and products;
•	Our ability to recruit and retain key employees;
•	Our ability to comply, and the costs of compliance, with applicable environmental laws and regulations; and
•	Economic and market risks associated with foreign operations and U.S. and world economic and political conditions.

Schedule I
HAYNES INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2007	2008	2007	2008

Net revenues	$137,336	$163,771	$257,799	$309,848
Cost of sales	97,003	127,851	183,845	239,723
Gross profit	40,333	35,920	73,954	70,125
Selling, general and administrative expense	8,861	10,062	18,281	20,052
Research and technical expense	781	839	1,478	1,747
Operating income	30,691	25,019	54,195	48,326
Interest expense, net	1,266	317	3,075	780
Income before income taxes	29,425	24,702	51,120	47,546
Provision for income taxes	12,021	9,639	20,532	18,640
Net income	$17,404	$15,063	$30,588	$28,906
Net income per share:
Basic	$1.70	$1.27	$3.03	$2.44
Diluted	$1.63	$1.25	$2.91	$2.41
Weighted average shares outstanding:
Basic	10,220,000	11,906,076	10,110,000	11,863,729
Diluted	10,652,773	12,030,895	10,525,883	11,998,167

Schedule II
HAYNES INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)

ASSETS	September 30, 2007	March 31, 2008
Current assets:
Cash and cash equivalents	$5,717	$11,497
Restricted cash - current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,339 and $1,251, respectively	106,414	102,988
Inventories, net	286,302	304,225
Income taxes receivable	1,760	920
Deferred income taxes	10,801	12,827
Other current assets	1,457	1,848
Total current assets	412,561	434,415

Property, plant and equipment (at cost)	117,181	127,211
Accumulated depreciation	(19,321)	(24,091)
Net property, plant and equipment	97,860	103,120

Deferred income taxes - long term portion	22,738	23,953
Prepayments and deferred charges, net	3,702	3,981
Restricted cash - long term portion	330	220
Goodwill	41,252	41,927
Other intangible assets	8,526	7,984
Total assets	$586,969	$615,600
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$60,443	$60,477
Accrued pension and postretirement benefits	14,647	15,008
Revolving credit facilities	35,549	34,976
Deferred revenue - current portion	2,500	2,500
Current maturities of long-term obligations	110	110
Total current liabilities	113,249	113,071

Long-term obligations (less current portion)	3,074	3,160
Deferred revenue (less current portion)	45,329	44,079
Non-current income taxes payable	-	6,195
Accrued pension and postretirement benefits	108,940	95,577
Total liabilities	270,592	262,082

Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 11,807,237 and 11,909,410 issued and outstanding at September 30, 2007 and March 31, 2008, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	-	-
Additional paid-in capital	218,504	222,589
Accumulated earnings	93,880	121,959
Accumulated other comprehensive income	3,981	8,958
Total stockholders’ equity	316,377	353,518
Total liabilities and stockholders’ equity	$586,969	$615,600

Schedule III

HAYNES INTERNATIONAL, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended March 31,
	2007	2008

Cash flows from operating activities:
Net income	$30,588	$28,906
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,582	4,415
Amortization	562	542
Stock compensation expense	1,426	700
Excess tax benefit from option exercises	(7,888)	(2,077)
Deferred revenue	50,000	-
Deferred revenue - portion recognized	(921)	(1,250)
Deferred income taxes	335	(5,498)
Loss on disposal of property	42	230
Change in assets and liabilities:
Accounts receivable	(4,391)	4,336
Inventories	(53,180)	(15,535)
Other assets	(2,842)	(495)
Accounts payable and accrued expenses	20,466	(1,515)
Income taxes	312	7,806
Accrued pension and postretirement benefits	(634)	(8,454)
Net cash provided by operating activities	37,456	12,111

Cash flows from investing activities:
Additions to property, plant and equipment	(6,240)	(9,356)
Change in restricted cash	110	110
Net cash used in investing activities	(6,130)	(9,246)

Cash flows from financing activities:
Net decrease in revolving credit	(116,836)	(573)
Proceeds from equity offering, net	72,753	-
Proceeds from exercise of stock options	6,083	1,308
Excess tax benefit from option exercises	7,888	2,077
Payments on long-term obligations	(135)	(148)
Net cash provided by (used in) financing activities	(30,247)	2,664

Effect of exchange rates on cash	190	251
Increase in cash and cash equivalents	1,269	5,780

Cash and cash equivalents, beginning of period	6,182	5,717
Cash and cash equivalents, end of period	$7,451	$11,497

Supplemental disclosures of cash flow information:
Cash paid during period for: Interest (net of capitalized interest)	$2,322	$784
Income taxes	$19,878	$16,370